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                                  EXHIBIT 99.1

RISK FACTORS

RISKS PARTICULAR TO GOAMERICA

WE HAVE HISTORICALLY INCURRED LOSSES AND THESE LOSSES WILL CONTINUE IN THE FORESEEABLE FUTURE.

         We have never earned a profit. We had net losses of $55.9 million, $120.3 million, and $64.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. Since our inception, we have invested significant capital to build our wireless network operations and e-commerce systems as well as our billing system. We also have provided mobile devices made by third parties to our customers at prices below our costs for such devices. In addition, although we have reduced our exposure to subscriber-related costs through our strategic alliance with EarthLink, our costs of subscriber revenue, consisting principally of our purchase of wireless airtime from network carriers, have historically exceeded our subscriber revenue. Further, we have previously experienced negative overall gross margins, which consist of margins on our subscriber revenues, equipment sales and other revenue, and may experience negative overall gross margins again in the future. We have incurred operating losses since our inception and expect to continue to incur operating losses for at least the next year. We will need to generate significant revenue to become profitable and sustain profitability on a quarterly and annual basis.

         We may not achieve or sustain our revenue or profit goals, and our ability to do so depends on the factors specified elsewhere in "Risk Factors" - as well as on a number of factors outside of our control, including the extent to which:

     o our competitors announce and develop, or lower the prices of, competing services;

     o wireless network carriers, data providers and manufacturers of mobile devices (i) dedicate resources to selling our services or (ii) increase the costs of, or limit the use of, services or devices that we purchase from them; and

     o prices for our services decrease as a result of reduced demand or competitive pressures.

         As a result, we may not be able to increase revenue or achieve profitability on a quarterly and annual basis.

WE MAY NEED ADDITIONAL FUNDS WHICH, IF AVAILABLE, COULD RESULT IN INCREASED INTEREST EXPENSES OR ADDITIONAL DILUTION TO OUR STOCKHOLDERS. IF ADDITIONAL FUNDS ARE NEEDED AND ARE NOT AVAILABLE, OUR BUSINESS COULD BE NEGATIVELY IMPACTED.

         Our cash resources have been substantially depleted. As of December 31, 2002, we had $5.0 million in cash and cash equivalents ($2.8 million at March 31, 2003), exclusive of $1.0 million in restricted cash supporting certain

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letters  of credit.  In order to reduce  operating  expenses,  during  2002,  we entered into a strategic alliance with EarthLink described elsewhere herein. That alliance has and will continue to enable us to reduce headcount, sales and marketing expenditures and capital expenditures from the levels incurred during prior years. Additional reductions may be required; however, even with these reductions, it may be necessary for us to raise additional capital either through public or private equity or debt financing to primarily finance the execution of our anticipated strategic initiatives. At this time, we do not have any bank credit facility or other working capital credit line under which we may borrow funds for working capital or other general corporate purposes. If our plans or assumptions change or are inaccurate, we may be required to seek additional capital.

         If funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders will be reduced and the holders of new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through a bank credit facility or the issuance of debt securities, the holder of such indebtedness would have rights senior to the rights of common stockholders and the terms of such indebtedness could impose restrictions on our operations. If we need to raise additional funds, we may not be able to do so on terms favorable to us, or at all. If we cannot successfully execute our 2003 operating plan or raise adequate funds on acceptable terms, we may not be able to continue to fund our operations.

         We may be required to sell or otherwise dispose of portions of our business in order to improve our cash position. We may not be able to effect such sales on satisfactory terms or at all.

OUR LIMITED CASH RESOURCES WILL LIKELY RESTRICT OUR FLEXIBILITY AND OVERALL OPERATIONS.

         In order for us to continue operating as an independent business entity, it has been necessary for us to develop significant budgetary constraints. These constraints limit our ability to respond to business opportunities or issues as they arise. Since the wireless communications industry remains in an early stage and its needs are dynamic, our budgetary constraints may adversely affect our ability to respond to market demands and our ability to compete.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED A "GOING CONCERN" OPINION.

         Our independent auditors have expressed a going concern opinion with respect to our 2002 financial statements. This qualification could materially adversely affect the manner in which third parties do business with us, most notably in connection with the extension of credit and their degree of commitment to any long term agreements. Actions that may be taken by our suppliers and other creditors to enhance their credit positions could cause us significant additional liquidity problems and could adversely impact our ability to continue doing business. Such a qualification could also make it more difficult for us to obtain capital on acceptable terms, if at all.

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IT IS DIFFICULT TO PREDICT THE OUTCOME OF OUR STRATEGIC ALLIANCE WITH EARTHLINK.

         We substantially revised our business model when we entered into our strategic alliance with EarthLink in September 2002. While we have succeeded in reducing our operating expenses, we cannot yet determine whether:

     o the businesses that we have retained will be viable enough to support our entire infrastructure;

     o the operations that we have turned over to EarthLink will be performed in a manner consistent with our expectations;

     o we will derive significant on-going revenues with our continuing relationships with EarthLink; or

     o our relationship with EarthLink will cause other potential business partners to refrain from doing business with us or entering into material transactions;

WE HAVE ONLY A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE AN INVESTMENT IN OUR COMMON STOCK.

         We have only a limited operating history on which you can evaluate our business, financial condition and operating results. We face a number of risks encountered by early stage technology companies that participate in new technology markets, including our ability to:

     o manage our dependence on wireless data services which have only limited market acceptance to date;

     o maintain our engineering and support organizations, as well as our distribution channels;

     o negotiate and maintain favorable usage rates with telecommunications carriers;

     o    retain and expand our subscriber base at profitable rates;

     o recoup our expenses associated with the wireless devices we resell to subscribers;

     o manage expanding operations, including our ability to expand our systems if our subscriber base grows substantially;

     o    attract and retain management and technical personnel; and

     o    anticipate   and  respond  to  market   competition   and  changes  in
          technologies such as wireless data protocols and wireless devices.

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         We may not be successful  in  addressing or mitigating  these risks and uncertainties, and if we are not successful our business could be significantly and adversely affected.

TO GENERATE INCREASED REVENUE WE WILL HAVE TO INCREASE SUBSTANTIALLY THE NUMBER OF OUR SUBSCRIBERS, WHICH MAY BE DIFFICULT TO ACCOMPLISH.

         Historically, we have not focused on selling our technology as a software product and sales of our software packages are not yet making a material contribution to our total revenue. In addition to increasing our subscriber base, we will have to limit our churn, or the number of subscribers who deactivate our service. Adding new subscribers will depend to a large extent on the success of our direct and indirect distribution channels and acquisition strategy, and there can be no assurance that they will be successful. Limiting our churn rate will require that we provide our subscribers with a favorable experience in using our wireless service. Our subscribers' experience may be unsatisfactory to the extent that our service malfunctions or our customer care efforts, including our Web site and 800 number customer service efforts, do not meet or exceed subscriber expectations. In addition, factors beyond our control, such as technological limitations of the current generation of wireless devices, which may cause our subscribers' experience with our service to not meet their expectations, could increase our churn rate and adversely affect our revenues.

THE SALES CYCLE FOR ENTERPRISE CUSTOMERS IS TYPICALLY LONGER THAN THAT FOR INDIVIDUAL CUSTOMERS WHICH MAY NEGATIVELY IMPACT OUR NEAR TERM SUBSCRIBER AND REVENUE GROWTH FORECASTS.

         During the last fiscal year, our subscriber base has shifted from primarily individual customers to primarily enterprise customers. We plan to continue to focus on increasing the number of our enterprise customers. Generally, the sales cycle for such enterprise customers is longer than that for individual customers because the product and service deployments are on a larger scale and are more complicated, requiring a longer decision-making period. Such longer sales cycle may negatively impact our near term subscriber and revenue growth forecasts.

WE MAY ACQUIRE OR MAKE INVESTMENTS IN COMPANIES OR TECHNOLOGIES THAT COULD CAUSE LOSS OF VALUE TO OUR STOCKHOLDERS AND DISRUPTION OF OUR BUSINESS.

         Subject to our capital constraints, we intend to continue to explore opportunities to acquire companies or technologies in the future. Entering into an acquisition entails many risks, any of which could adversely affect our business, including:

     o failure to integrate the acquired assets and/or companies with our current business;

     o    the price we pay may exceed the value we eventually realize;

     o loss of share value to our existing stockholders as a result of issuing equity securities as part or all of the purchase price;

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     o    potential  loss of key employees  from either our current  business or the acquired business;

     o    entering into markets in which we have little or no prior experience;

     o    diversion of management's attention from other business concerns;

     o assumption of unanticipated liabilities related to the acquired assets; and

     o the business or technologies we acquire or in which we invest may have limited operating histories, may require substantial working capital, and may be subject to many of the same risks we are.

WE HAVE LIMITED RESOURCES AND WE MAY BE UNABLE TO SUPPORT EFFECTIVELY OUR OPERATIONS.

         We must continue to develop and expand our systems and operations in order to remain competitive. This development has placed, and we expect it to continue to place, significant strain on our managerial, operational and financial resources. We may be unable to develop and expand our systems and operations for one or more of the following reasons:

     o we may not be able to retain at reasonable compensation rates qualified engineers and other employees necessary to expand our capacity on a timely basis;

     o we may not be able to dedicate the capital necessary to effectively develop and expand our systems and operations; and

     o we may not be able to expand our customer service, billing and other related support systems.

         If we cannot manage our operations effectively, our business and operating results will suffer. Additionally, any failure on our part to develop and maintain our wireless data services if we experience rapid growth could significantly adversely affect our reputation and brand name which could reduce demand for our services and adversely affect our business, financial condition and operating results.

OUR BUSINESS PROSPECTS DEPEND IN PART ON OUR ABILITY TO MAINTAIN AND IMPROVE OUR SERVICES AS WELL AS TO DEVELOP NEW SERVICES.

         We believe that our business prospects depend in part on our ability to maintain and improve our current services and to develop new services. Our
services  will  have  to  achieve  market  acceptance,   maintain  technological
competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance.
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IF WE DO NOT RESPOND  EFFECTIVELY  AND ON A TIMELY BASIS TO RAPID  TECHNOLOGICAL
CHANGE, OUR BUSINESS COULD SUFFER.

         The wireless and data communications industries are characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our services are integrated with wireless handheld devices and the computer systems of our corporate customers. Our services must also be compatible with the data networks of wireless carriers. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements. Our success will depend, in part, on our ability to accomplish all the following in a timely and cost-effective manner:

     o    effectively use and integrate new technologies;

     o    continue to develop our technical expertise;

     o    enhance our wireless data, engineering and system design services;

     o    develop applications for new wireless networks and services;

     o    develop services that meet changing customer needs;

     o    advertise and market our services; and

     o influence and respond to emerging industry standards and other changes.

WE DEPEND UPON WIRELESS CARRIERS' NETWORKS. IF WE DO NOT HAVE CONTINUED ACCESS TO SUFFICIENT CAPACITY ON RELIABLE NETWORKS, OUR BUSINESS WILL SUFFER.

         Our success partly depends on our ability to buy sufficient capacity on or offer our services over the networks of wireless carriers such as AT&T Wireless, Cingular Interactive, Motient, T-Mobile, Verizon Wireless and WebLink Wireless and on the reliability and security of their systems. We depend on these companies to provide uninterrupted and "bug free" service and would be adversely affected if they failed to provide the required capacity or needed level of service. In recent years, certain wireless carriers experienced financial difficulties and sought protection under the bankruptcy laws. We cannot assure you that these companies will emerge from bankruptcy or that others will not seek similar protection. Such bankruptcies may result in discontinued or interrupted service and fewer network alternatives. In addition, although we have some forward price protection in our existing agreements with certain carriers, we could be adversely affected if wireless carriers were to increase the prices of their services. Our existing agreements with the wireless carriers generally have one-to-three year terms. Some of these wireless carriers are, or could become, our competitors.

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WE DEPEND ON THIRD  PARTIES FOR SALES OF OUR PRODUCTS  AND SERVICES  WHICH COULD
RESULT IN VARIABLE AND UNPREDICTABLE REVENUES.

         We rely substantially on the efforts of others to sell many of our wireless data communications services. We are increasingly dependent on our EarthLink and other indirect distribution alliance partners for implementation of our sales and marketing initiatives. Should our relationships with our distribution alliance partners cease or be less successful than anticipated, our business results of operations, and financial conditions would be materially adversely affected. While we monitor the activities of our distributors and resellers, we cannot control how those who sell and market our products and services perform and we cannot be certain that their performance will be satisfactory. If the number of customers we obtain through these efforts is substantially lower than we expect for any reason, this would have a material adverse effect on our business, operating results and financial condition.

WE DEPEND ON RETAINING KEY PERSONNEL. THE LOSS OF OUR KEY EMPLOYEES COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         Due to the technical nature of our services and the dynamic market in which we compete, our performance depends on retaining key employees. Competitors and others may attempt to recruit our employees. A major part of our compensation to our key employees is in the form of stock option grants. A prolonged depression in our stock price could make it difficult for us to retain our employees and recruit additional qualified personnel.

WIRELESS DATA SYSTEMS FAILURES COULD HARM OUR BUSINESS BY INJURING OUR REPUTATION OR LEAD TO CLAIMS OF LIABILITY FOR DELAYED, IMPROPER OR UNSECURED TRANSMISSION OF DATA.

         A significant barrier to the growth of electronic commerce and wireless data services has been the need for secure and reliable transmission of confidential information. Our existing wireless data services are dependent on near immediate, continuous feeds from various sources. The ability of our subscribers to quickly access data requires timely and uninterrupted connections with our wireless network carriers. Any significant disruption from our backup landline feeds could result in delays in our subscribers' ability to receive such information. In addition, our systems could be disrupted by unauthorized access, computer viruses and other accidental or intentional actions. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third party were able to misappropriate our subscribers' personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities that could materially adversely impact our business. There can be no assurance that our systems will operate appropriately if we experience a hardware or software failure. A failure in our systems could cause delays in transmitting data and, as a result, we may lose customers or face litigation that could materially adversely affect our business.

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AN INTERRUPTION IN THE SUPPLY OF PRODUCTS AND SERVICES THAT WE OBTAIN FROM THIRD
PARTIES COULD CAUSE A DECLINE IN SALES OF OUR SERVICES.

         In designing, developing and supporting our wireless data services, we rely on wireless carriers, mobile device manufacturers, content providers and software providers. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. As our liquidity deteriorates, our vendors may tighten our credit, making it more difficult for us to obtain suppliers on terms satisfactory to us. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services, unless and until we are able to replace the functionality provided by these products and services. We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes.

WE MAY FACE INCREASED COMPETITION WHICH MAY NEGATIVELY IMPACT OUR PRICES FOR OUR SERVICES OR CAUSE US TO LOSE BUSINESS OPPORTUNITIES.

         The market for our services is becoming increasingly competitive. The widespread adoption of industry standards in the wireless data communications market may make it easier for new market entrants and existing competitors to introduce services that compete against ours. We developed our solutions using standard industry development tools. Many of our agreements with wireless carriers, wireless handheld device manufacturers and data providers are non-exclusive. Our competitors may use the same products and services in competition with us. With time and capital, it would be possible for competitors to replicate our services and offer similar services at a lower price. We expect that we will compete primarily on the basis of the functionality, breadth, quality and price of our services. Our current and potential competitors include:

     o wireline Internet service providers and portals, such as America Online, EarthLink, MSN and Yahoo!;

     o wireless device manufacturers, such as Palm, Handspring, Motorola and RIM;

     o wireless network carriers, such as AT&T Wireless, Verizon Wireless, Cingular Interactive, Sprint PCS, T-Mobile and Nextel Communications, Inc.;

     o wireless software application developers such as Aether Systems, IBM, Microsoft and Sybase.

         Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can. In addition, we have established strategic relationships with many of our potential competitors. In the event such companies decide to compete directly with us, such relationships would likely be terminated, which could have a material adverse effect on our business and reduce our market share or force us to lower prices to unprofitable levels.

OUR INTELLECTUAL PROPERTY RIGHTS MAY NOT BE ADEQUATELY PROTECTED UNDER THE CURRENT STATE OF THE LAW.

         Our success substantially depends on our ability to sell services which are dependent on certain intellectual property rights. We currently do not have patents on any of our intellectual property. We have filed for a patent on certain aspects of our Go.Web technology and have also acquired two patent applications from Hotpaper. We cannot assure you we will be successful in protecting our intellectual property through patent law. In addition, although we have applied for U.S. federal trademark protection, we do not have any U.S. federal trademark registrations for the marks "GoAmerica", "Go.Web", or certain of our other marks and we may not be able to obtain such registrations. We rely primarily on trade secret laws, patent law, copyright law, trademark law, unfair competition law and confidentiality agreements to protect our intellectual property. To the extent that our technology is not adequately protected by intellectual property law, other companies could develop and market similar products or services which could materially adversely affect our business.

WE MAY BE SUED BY THIRD PARTIES FOR INFRINGEMENT OF THEIR PROPRIETARY RIGHTS AND WE MAY INCUR DEFENSE COSTS AND POSSIBLY ROYALTY OBLIGATIONS OR LOSE THE RIGHT TO USE TECHNOLOGY IMPORTANT TO OUR BUSINESS.

         The telecommunications and software industries are characterized by protection and vigorous enforcement of applicable intellectual property rights. As the number of participants in our market increases, the possibility of an intellectual property claim against us increases. Any intellectual property claims, with or without merit, could be time consuming and expensive to litigate or settle and could divert management attention from administering our business. A third party asserting infringement claims against us or our customers with respect to our current or future products may materially adversely affect us by, for example, causing us to enter into costly royalty arrangements or forcing us to incur settlement or litigation costs.

         Research In Motion (RIM), the provider of the BlackBerry email service and associated products, is currently engaged in litigation with NTP, Inc (NTP). NTP is seeking a court injunction preventing RIM from providing BlackBerry email service claiming that NTP is the rightful owner of certain patents supporting this technology. On November 21, 2002 the United States District Court for the Eastern District of Virginia ruled that RIM is infringing upon these patents owned by NTP. This ruling is currently under appeal by RIM and the court has not issued any order preventing RIM from providing the BlackBerry email service.

         We offer the BlackBerry service and associated products as a dealer for EarthLink who resells these offerings. If there is a court injunction preventing RIM from providing BlackBerry, then the Company may not be able to generate anticipated sales of BlackBerry related products. In addition, many of our customers who use our technology do so in conjunction with BlackBerry email service. A prolonged court injunction against RIM could result in increased churn amongst customers who pay a recurring fee for our services if these customers are no longer able to use BlackBerry and therefore decide to terminate their wireless data service plan altogether.


WE MAY BE SUBJECT TO LIABILITY FOR TRANSMITTING CERTAIN INFORMATION, AND OUR INSURANCE COVERAGE MAY BE INADEQUATE TO PROTECT US FROM THIS LIABILITY.

         We may be subject to claims relating to information transmitted over systems we develop or operate. These claims could take the form of lawsuits for defamation, negligence, copyright or trademark infringement or other actions based on the nature and content of the materials. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND, AS A RESULT, PERIOD-TO-PERIOD COMPARISONS OF OUR RESULTS OF OPERATIONS ARE NOT NECESSARILY MEANINGFUL.

         Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors. These factors include:

     o    the demand for and market acceptance of our services;

     o downward price adjustments by our competitors on services they offer that are similar to ours;

     o    changes in the mix of services sold by our competitors;

     o    technical   difficulties  or  network  downtime   affecting   wireless
          communications generally;

     o the ability to meet any increased technological demands of our customers; and

     o    economic conditions specific to our industry.

         Therefore, our operating results for any particular quarter may differ materially from our expectations or those of security analysts and may not be indicative of future operating results. The failure to meet expectations may cause the price of our common stock to decline.

RISKS PARTICULAR TO OUR INDUSTRY

THE MARKET FOR OUR SERVICES IS NEW AND HIGHLY UNCERTAIN.

         The market for wireless data services is still emerging and continued growth in demand for and acceptance of these services remains uncertain. Current barriers to market acceptance of these services include cost, reliability, functionality and ease of use. We cannot be certain that these barriers will be overcome. If the market for our services does not grow or grows slower than we currently anticipate, our business, financial condition and operating results could be materially adversely affected.

NEW LAWS AND REGULATIONS THAT IMPACT OUR INDUSTRY COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers who supply us airtime are subject to regulation by the FCC and regulations that affect them could materially adversely affect our business. Our business could suffer depending on the extent to which our activities or those of our customers or suppliers are regulated.

RISKS PARTICULAR TO STOCK PRICE

OUR STOCK PRICE, LIKE THAT OF MANY TECHNOLOGY COMPANIES, HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

         We expect that the market price of our common stock will fluctuate as a result of variations in our quarterly operating results and other factors beyond our control. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to a variety of factors, including:

     o    announcements of technological or competitive developments;

     o    acquisitions or strategic alliances by us or our competitors;

     o    the gain or loss of a significant customer or order;

     o changes in estimates of our financial performance or changes in recommendations by securities analysts regarding us or our industry; or

     o    general market or economic conditions.

         This risk may be heightened because our industry is new and evolving, characterized by rapid technological change and susceptible to the introduction of new competing technologies or competitors.

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         In  addition,  equity  securities  of many  technology  companies  have experienced significant price and volume fluctuations. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies. Volatility in the market price of our common stock could
result  in  securities  class  action  litigation.   This  type  of  litigation,
regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources.

OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ SMALLCAP MARKET BECAUSE OF THE LOW BID PRICE OF OUR COMMON STOCK. IF SUCH DELISTING OCCURS, THE MARKET PRICE AND MARKET LIQUIDITY OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED.

         Our common stock is currently not in compliance with Nasdaq Marketplace Rule 4450(a)(5) which requires that a listed company maintain a minimum bid price of $1.00 per share. Nasdaq has granted the Company a grace period, until May 27, 2003, to regain compliance with this requirement. In order to regain compliance with this Marketplace Rule and remain listed on the Nasdaq SmallCap Market, GoAmerica's share price must close at a minimum of $1.00 per share for 10 consecutive trading days prior to the end of the grace period. If we are unable to comply with this requirement by May 27, 2003, then the Company may be eligible for an additional 90-day grace period, until August 25, 2003, provided that the Company meets the initial listing criteria for the SmallCap Market under Marketplace Rule 4310(c)(2)(A). At this point in time, we meet all of these criteria. Nasdaq has announced that it intends to propose further extensions of grace periods for companies that fail to meet this requirement; however we cannot assure you at this time that these proposals will be implemented prior to August 25th, 2003, or at all, or that they will beneficially impact us.

         If we do not regain compliance by the end of our final grace period, the Nasdaq Staff may provide us with a written determination that our securities will be delisted. At that time, we may appeal the Staff's determination to a Listing Qualifications panel. In that event, our shares would continue to trade on the SmallCap Market until the Listing Qualifications panel ruled on our appeal.

         If our common stock is delisted by Nasdaq, our common stock would be eligible to trade on the OTC Bulletin Board maintained by Nasdaq, another over-the-counter quotation system, or on the pink sheets, where an investor may find it more difficult to dispose of our shares or obtain accurate quotations as to the market value of our common stock. In addition, we would be subject to a rule promulgated by the Commission that, if we fail to meet criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock.

         Delisting from Nasdaq will make trading our common stock more difficult for investors, potentially leading to further declines in our share price. It would also make it more difficult for us to raise additional capital. Further, if we are delisted we could also incur additional costs under state blue sky laws in connection with any sales of our securities.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

         Provisions of our certificate of incorporation and bylaws and provisions of Delaware law could delay or prevent an acquisition or change of control of GoAmerica or otherwise adversely affect the price of our common stock. For example, our certificate of incorporation authorizes undesignated preferred stock which our board of directors can designate and issue without further action by our stockholders, establishes a classified board of directors, eliminates the rights of stockholders to call a special meeting of stockholders, eliminates the ability of stockholders to take action by written consent, and requires stockholders to comply with advance notice requirements before raising a matter at a stockholders' meeting. As a Delaware corporation, we are also subject to the Delaware anti-takeover statute contained in Section 203 of the Delaware General Corporation Law.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK.

         We have never paid or declared any cash dividends on our common stock or other securities and intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.


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